FOR INFORMATION CONTACT:
Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:
Varian Medical Systems Reports Strong Growth in Net Earnings, Operating Earnings, Revenues, and Backlog for Second Quarter of Fiscal Year 2008

Second Quarter Net Earnings Per Diluted Share Rise 22 Percent to $0.56; Company Raises Earnings Outlook for the Fiscal Year

PALO ALTO, Calif., April. 23, 2008 - Varian Medical Systems (NYSE:VAR) today reported net earnings of $0.56 per diluted share in the second quarter of fiscal year 2008 versus net earnings of $0.46 per diluted share in the year-ago quarter. Compared to the second quarter of last fiscal year, operating earnings rose by 19 percent and net earnings per diluted share rose by 22 percent. Revenues for the quarter were $528 million, up 19 percent from the second quarter of last fiscal year.

Net orders for the quarter were $519 million, down 2 percent from the year-ago quarter when the company acquired ACCEL, which had $68 million of orders including $47 million of backlog. Excluding the impact of ACCEL in both quarters, net orders rose 12 percent to $515 million.

Varian’s backlog at the end of the quarter stood at $1.7 billion, up 15 percent from the end of the second quarter of fiscal 2007.

“Net orders grew in double digits during the quarter in both our X-Ray Products business and in our Oncology Systems business. We had an exceptionally strong start in orders for our new RapidArc™ product for fast, precise image-guided intensity modulated radiation therapy or IMRT,” said Tim Guertin, president and CEO of Varian Medical Systems. “Strong revenue growth from higher shipment volumes contributed to robust growth in operating earnings.”

The company ended the second quarter with $360 million in cash and $122 million of debt. During the quarter, the company spent $73 million to repurchase 1.5 million shares under its stock repurchase authorization.

Oncology Systems
Oncology Systems’ second quarter revenues totaled $421 million, up 17 percent from the second quarter of last fiscal year. This business recorded second-quarter net orders of $413 million, up 11 percent from the same period last year. Net orders were up 15 percent in North America and up 6 percent in international markets.

The business generated more than 60 orders for its RapidArc radiotherapy product during the quarter. “This represents the strongest customer demand for any new oncology product in our history and reflects the need for faster, more user-friendly systems that enable

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Varian Medical Systems Reports Strong Growth in Net Earnings, Operating Earnings,	Page 2
and Revenues for Second Quarter of Fiscal Year 2008

clinics to offer more patients greater access to advanced image guided IMRT treatments with uncompromised quality,” Guertin said. “With RapidArc, we are adding to the already-unsurpassed versatility and value of our Clinac® and Trilogy® accelerators, making it possible for clinics to choose from a broader variety of imaging, motion management, and dose delivery techniques in order to deliver an optimal treatment for each and every patient.” Shipments of the RapidArc product are slated to begin by the end of this month.

Net orders for service and stereotactic radiosurgery products, including the Varian BrainLAB Novalis™ Tx product suite, and the On-Board Imager™ device also contributed to the growth of the Oncology Systems business during the quarter. Brachytherapy products also saw orders rise by 40 percent versus the year-ago quarter.

X-Ray Products
Revenues for the X-Ray Products business, including tubes and digital flat-panel detectors for filmless X-ray imaging, were $75 million for the second quarter of fiscal year 2008, up 14 percent from the year-ago quarter. Net orders for this business were $83 million, up
23 percent from the year-ago quarter.

“Growth in X-Ray Products net orders was strong in both major product lines during the quarter with particular strength in our flat panel detectors for filmless X-ray,” said Guertin. Compared to the year-ago quarter, flat panel detector orders rose nearly 60 percent, including a multi-million dollar flat panel order from a customer that manufactures medical diagnostics equipment in China.

Other Businesses
The company’s Security and Inspection Products business, ACCEL proton therapy and research instruments unit, and Ginzton Technology Center reported combined second quarter revenues of $32 million, up $13 million from the year-ago quarter. Net orders for the quarter were $22 million, down $66 million versus the year-ago quarter when the company acquired ACCEL.

“Due to timing, net orders for our security and inspection products were down slightly from the quarter, but the year-to-date total is up by more than 60 percent versus the same period last year,” Guertin said. “Revenues from security products during the quarter and year to date were up by more than 100 percent versus the corresponding periods last fiscal year. This business is continuing to grow rapidly and the company has now opened a new manufacturing center for these products in Las Vegas.

Outlook
“Given the strong results from the second quarter and positive outlook in all of the major markets that we serve, we now believe that revenues for fiscal year 2008 could grow by 15 to 16 percent over fiscal year 2007 and that net earnings per diluted share for the fiscal year could be $2.09 to $2.11,” Guertin said. “For the third quarter of this fiscal year, we believe that revenues could grow in the mid-teens versus the year-ago quarter and that net earnings per diluted share could be $0.45 to $0.47.”

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Varian Medical Systems Reports Strong Growth in Net Earnings, Operating Earnings,	Page 3
and Revenues for Second Quarter of Fiscal Year 2008

Investor Conference Call
Varian Medical Systems is scheduled to conduct its second quarter fiscal year 2008 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com where it will be archived for a year. To access the call via telephone, dial 1-800-599-9795 from inside the U.S. or 1-617-786-2905 from outside the U.S. and enter confirmation code 16952454. The replay can be accessed by dialing 1-888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 36929389. The telephone replay will be available through 5 p.m. PT, Friday, April 25, 2008.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 4,600 people who are located at manufacturing sites in North America, Europe, and China and approximately 60 sales and support offices around the world. For more information, visit http://www.varian.com.

Note regarding reconciliation:
For comparison purposes, the company makes reference to certain expenses and net earnings per diluted share results in the second quarter and year-to-date periods that are not consistent with GAAP. These results were reached by excluding non-cash share-based compensation expenses and related tax benefits. The company references those results to allow a better comparison of operational results in the current periods to the prior-year periods. The company’s reference to these results should be considered in addition to results that are prepared under current accounting standards but should not be considered a substitute for results that are presented as consistent with GAAP.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as RapidArc therapy, image-guided radiation therapy (IGRT), stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “possible,” “believe,” “expect,” “could,” “can,” “grow” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include demand for the company’s products; the company’s ability to develop and commercialize new products; the company’s ability to meet demand for manufacturing capacity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the company’s ability to maintain or increase operating margins; the impact of competitive products and pricing; the effect of economic conditions and currency exchange rates; the effect of changes in accounting principles; the company’s ability to meet Food and Drug Administration and other regulatory requirements for product clearances or to comply with Food and Drug Administration and other regulatory regulations or procedures; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company’s business; the possibility that material product liability claims could harm future revenues or require the company to pay uninsured claims; the effect of environmental claims and expenses; the company’s ability to protect the company’s intellectual property; the impact of managed care initiatives, other health care reforms, and/or third-party reimbursement levels and credit availability for capital expenditures for cancer care; the potential loss of key distributors or key personnel; consolidation in the X-ray tubes market; the risk of operations interruptions due to terrorism, disease (such as Severe Acute Respiratory Syndrome and Avian Influenza) or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Strong Growth in Net Earnings, Operating Earnings,	Page 4
and Revenues for Second Quarter of Fiscal Year 2008

Varian Medical Systems, Inc. and Subsidiaries Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in millions, except per share amounts)	Q2 QTR 2008	Q2 QTR 2007	Q2 YTD 2008	Q2 YTD 2007
Net orders	$518.5	528.3	1,012.0	936.2
Oncology Systems	413.1	372.6	798.8	702.8
X-Ray Products	83.0	67.5	158.1	135.0
Other	22.4	88.2	55.1	98.4

Order backlog	$1,724.9	1,506.3	1,724.9	1,506.3

Revenues	$527.6	442.6	986.1	830.5
Oncology Systems	421.2	358.4	781.5	674.9
X-Ray Products	74.8	65.5	144.9	127.9
Other	31.6	18.7	59.7	27.7

Cost of revenues (1)	$316.4	257.5	584.1	485.2

Gross margin	211.2	185.1	402.0	345.3
As a percent of revenues	40.0%	41.8%	40.8%	41.6%

Operating expenses
Research and development (1)	32.2	28.4	61.2	55.4
Selling, general and administrative (1)	75.9	70.2	153.4	133.4

Operating earnings	103.1	86.5	187.4	156.5
As a percent of revenues	19.5%	19.5%	19.0%	18.8%

Interest income, net	1.5	2.0	3.1	4.5

Earnings before taxes	104.6	88.5	190.5	161.0

Taxes on earnings (1)	33.3	27.5	63.7	50.5

Net earnings (1)	$71.3	61.0	126.8	110.5

Net earnings per share - basic: (1)	$0.57	0.48	1.02	0.86

Net earnings per share - diluted: (1)	$0.56	0.46	0.99	0.83

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	125.2	128.2	125.0	128.7
Average shares outstanding - diluted	128.0	131.9	127.9	132.5

(1)	Includes amounts for total share-based compensation expense and its related tax benefits.
(in millions, except per share amounts)

	Q2 QTR 2008	Q2 QTR 2007	Q2 YTD 2008	Q2 YTD 2007
Costs of revenues	$1.7	2.0	3.5	4.0
Research & development	1.1	1.2	2.1	2.5
Selling, general & administrative	6.4	8.9	13.0	16.5
Total	9.2	12.1	18.6	23.0
Taxes on earnings	(3.1)	(4.1)	(6.2)	(7.8)
Net earnings	$6.1	8.0	12.4	15.2

Net earnings per diluted share - share-based compensation expense	$0.050	0.060	0.100	0.114
Net earnings per diluted share - excluding share-based compensation expense	$0.61	0.52	1.09	0.95

Varian Medical Systems Reports Strong Growth in Net Earnings, Operating Earnings,	Page 5
and Revenues for Second Quarter of Fiscal Year 2008

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	March 28, 2008 (Unaudited)	September 28, 2007

Assets
Current assets
Cash and cash equivalents	$360,056	$263,246
Accounts receivable, net	521,924	507,040
Inventories	268,517	233,743
Deferred tax assets and other	196,841	156,200
Total current assets	1,347,338	1,160,229

Property, plant and equipment	422,756	386,531
Accumulated depreciation and amortization	(227,283)	(214,877)
Property, plant and equipment, net	195,473	171,654

Goodwill	215,676	205,553
Other assets	158,454	146,939
Total assets	$1,916,941	$1,684,375

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$109,388	$92,600
Accrued expenses	249,928	299,052
Deferred revenues	134,875	101,839
Product warranty	54,959	51,290
Advance payments from customers	199,638	186,936
Short-term borrowings	73,000	41,000
Current maturities of long-term debt	8,978	8,970
Total current liabilities	830,766	781,687
Other long-term liabilities	138,174	40,847
Long-term debt	40,270	40,386
Total liabilities	1,009,210	862,920

Stockholders’ Equity
Common stock	125,507	125,215
Capital in excess of par value	371,947	311,411
Retained earnings and accumulated other comprehensive loss	410,277	384,829
Total stockholders’ equity	907,731	821,455
Total liabilities and stockholders’ equity	$1,916,941	$1,684,375